Exhibit 4.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

FORM OF CONTINGENT CASHLESS WARRANT

Exhibit B

VIVOPOWER INTERNATIONAL PLC

Contingent Cashless Warrant

Date of Issuance: [***] (“Issuance Date”)

VivoPower International PLC, an English company (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [***], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Contingent Cashless Warrant (the “Warrant”), at any time or times on or after the occurrence of the Trigger Event, but not after 11:59 p.m., New York time, on the fifth anniversary of the Issuance Date (the “Expiration Date”), up to [***] A ordinary shares, par value $0.12 per share, of the Company (“Ordinary Shares” or “Warrant Shares”). This Warrant is issued pursuant to that certain Securities Purchase Agreement, dated as of [***] (the “Subscription Date”), by and among the Company and the Holder, as amended from time to time (the “Securities Purchase Agreement”).

1. EXERCISE OF WARRANT.

a.	Trigger Event. This Warrant shall become exercisable, in whole or in part, only upon the occurrence of the Trigger Event. The “Trigger Event” shall be deemed to have occurred if the Company’s Market Capitalization is greater than $250,000,000 for at least twenty (20) out of thirty (30) consecutive Trading Days. For purposes of this Warrant, “Market Capitalization” on any Trading Day means the closing price of the Ordinary Shares on The Nasdaq Capital Market (or such other principal market on which the Ordinary Shares are then traded) on such Trading Day, multiplied by the total number of Ordinary Shares outstanding on such Trading Day. The Company shall provide prompt written notice to the Holder within three (3) Trading Days of the occurrence of the Trigger Event. Any portion of this Warrant that has not become exercisable on or prior to the Expiration Date shall be automatically forfeited and cancelled for no consideration.

b.	Mechanics of Exercise. Subject to the occurrence of the Trigger Event as set forth in Section 1(a), this Warrant may be exercised by the Holder, in whole or in part, by delivery (whether via e-mail or otherwise) of a written notice of the Holder’s election to exercise this Warrant, in the form attached hereto as Exhibit A (the “Exercise Notice”), to the Company. Upon such exercise, the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y * [(A-B)/A]

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares that are being exercised under this Warrant.

A = the Fair Market Value of one Ordinary Share.

B = the Exercise Price then in effect on the date of such exercise.

For purposes of this Warrant, “Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date the Exercise Notice is delivered to the Company. No fractional shares shall be issuable upon exercise of this Warrant. If the foregoing formula results in a number of shares that is not a whole number, the number of shares to be issued shall be rounded down to the nearest whole number. The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder.

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Promptly following the Company’s receipt of an Exercise Notice, and in any event within two (2) Trading Days, the Company shall issue or cause to be issued the applicable number of Warrant Shares to the Holder and cause such Warrant Shares to be registered in book-entry form in the name of the Holder on the Company’s share register (which book-entry records shall contain an appropriate notation concerning transfer restrictions of the Warrant Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Holder evidence of such issuance from the Company’s transfer agent.

c.	Exercise Price. For purposes of this Warrant, “Exercise Price” means $12.00, subject to adjustment as provided herein.

d.	Reservation of Shares. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of Ordinary Shares at least equal to 100% of the maximum number of Ordinary Shares as shall be necessary to satisfy the Company’s obligation to issue Ordinary Shares under the Warrant (after giving effect to any partial exercise(s) hereof).

e.	Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may, from time to time, increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder; provided however, notwithstanding the forgoing, the Holder shall not be entitled to so increase or decrease the Maximum Percentage at any time that the Holder may be deemed to hold this Warrant with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. As used herein:

i.	“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

ii.	“Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

iii.	“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

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iv.	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

v.	“Trading Day” means a day on which national stock exchanges in the United States are open for trading.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

a.	Stock Dividends and Splits. If the Company, at any time on or after the Subscription Date, (i) pays a stock dividend on one or more classes of its then outstanding Ordinary Shares or otherwise makes a distribution on any class of capital stock that is payable in Ordinary Shares, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding Ordinary Shares into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding Ordinary Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

b.	Exercise Price Reset. Upon the consummation by the Company of a Reset Trigger Acquisition (as defined below) either before or after the date of this Warrant, the Holder shall have the right, but not the obligation, to elect to reset the Exercise Price (the “Exercise Price Reset”). Such election must be made by written notice to the Company within thirty (30) calendar days following the later of: (i) the Company providing notice in writing to the Holder of the closing of the Reset Trigger Acquisition (identifying it as such); and (ii) the Company’s public announcement of the closing of such Reset Trigger Acquisition. If the Holder makes such an election, the total number of Warrant Shares underlying this Warrant and the Exercise Price of this Warrant shall be adjusted to such number of Warrant Shares and Exercise Price (the “Reset Exercise Price”) that would cause the Holder’s total blended effective cost basis for all Ordinary Shares acquired or acquirable by the Holder pursuant to the Securities Purchase Agreement and this Warrant (i.e., upon conversion of all Convertible Preference Shares purchased by the Holder and the issue of all Warrant Shares underlying this Warrant) to equal $3.50 per Ordinary Share. Accordingly, the Reset Exercise Price shall be $0.01 and the total number of Warrant Shares that may be purchased by the Holder upon Exercise Price Reset shall be the [***].

Further the Company agrees with, and covenants and undertakes to, the Holder that all Warrant Shares to be issued upon each any and any exercise of the Warrant at the Reset Exercise Price shall be issued fully paid up to at least their par value, and the Company agrees to pay or procure (without additional cost to the Holder) that the par value of each such Warrant Share is fully paid on issuance in such lawful manner as the Company shall determine. To the extent the Company defaults upon its obligation to so pay up the Warrant Shares, the Holder, at its absolute discretion shall be entitled to satisfy such par value payment. Any such satisfaction of the par value payment by the Holder shall be without prejudice to its right to bring a claim for damages or other compensation against the Company for any loss to the Investor resulting from the Company’s breach of its obligations to the Holder hereunder.

For purposes of this Section 2(b), a “Reset Trigger Acquisition” means the consummated acquisition(s) by the Company or any of its Affiliates of one or more strategic AI data center sites with an aggregate capacity of 50 megawatts (MW) or more, where the Acquisition Cost results in a valuation of less than 1.0 times the Enterprise Value to Megawatt (EV/MW) ratio, where “Enterprise Value to Megawatt Ratio” shall mean the ratio calculated by dividing (i) the Acquisition Cost by (ii) the Data Centre Capacity, expressed as a monetary amount per megawatt (MW), “Acquisition Cost” shall mean the total consideration paid or payable by the Company or its Affiliates for such acquisition(s), including cash, the fair market value of any equity issued, and the principal amount of any debt assumed or incurred in connection with the acquisition, and “Data Centre Capacity” shall mean the aggregate installed power capacity of the AI data center site(s) expressed in megawatts (MW), being the total amount of electrical power that the AI data center site(s) is/are designed to draw from the electricity network and/or on-site power generation facilities at the date of acquisition.

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c.	Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 2(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate intrinsic value of the Warrant shall be the same as the aggregate intrinsic value in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

d.	Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Ordinary Shares.

e.	Notice to Holder. If (i) the Company shall declare a dividend (or any other distribution in whatever form other than a stock split) on the Ordinary Shares, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares (excluding any granting or issuance of rights to all of the Company’s stockholders pursuant to a stockholder rights plan), (iii) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of the Company or of any rights, (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger, amalgamation or arrangement to which the Company is a party, any sale or transfer of all or substantially all of the assets of its, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last email address as it shall appear upon the Register, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, amalgamation, arrangement, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, amalgamation, arrangement sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company, the Company shall furnish such notice with the SEC pursuant to a Current Report on Form 6-K as soon as practicable. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

3. NONCIRCUMVENTION.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares upon the exercise of this Warrant.

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4. WARRANT HOLDER NOT DEEMED A STOCKHOLDER.

Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 4, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

5. REISSUANCE OF WARRANTS.

a.	Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

b.	Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

c.	Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional Ordinary Shares shall be given.

d.	Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 5(a) or Section 5(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

e.	Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

f.	Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that (x) the transferor (other than in connection with a transfer to an Affiliate of the transferor) provide to the Company an opinion of counsel to the effect that such transfer does not require registration of such transferred Warrant under the Securities Act of 1933, as amended and (y) that the transferee agree in writing to be bound by the terms of the Securities Purchase Agreement, with all the rights and obligations of an Investor under such agreement.

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6. NOTICES.

Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant (other than the issuance of Ordinary Shares upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor.

7. AMENDMENT AND WAIVER.

Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

8. SEVERABILITY.

If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

9. GOVERNING LAW.

This Warrant shall be governed by and construed in accordance with the laws of England and Wales, without regard to principles of conflicts of law. This Warrant shall not be interpreted or construed with any presumption against the party causing this Warrant to be drafted.

10. CONSTRUCTION; HEADINGS.

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. REMEDIES.

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Contingent Cashless Warrant to be duly executed as of the Issuance Date set out above.

VIVOPOWER International PLC

By:

Name:	[***]

Title:	CEO

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EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

CONTINGENT CASHLESS WARRANT

The undersigned holder hereby elects to exercise the Contingent Cashless Warrant (the “Warrant”) of VivoPower International PLC, an English company (the “Company”), as specified below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Number of Warrant Shares to be Exercised: _________________.

2. Method of Exercise: The undersigned elects to exercise the specified number of Warrant Shares on a cashless basis pursuant to Section 1(b) of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, the net number of Ordinary Shares issuable pursuant to the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

Issue to: _________________________________________________

Date: _______________,

Name of Registered Holder: ______________________________________

By: _________________________

Name: _______________________

Title: ________________________

Tax ID:____________________________

E-mail Address:_____________________

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